CFO Commentary on Second Quarter Fiscal 2020 Results
Q2 Fiscal 2020 Summary

GAAP
($ in millions, except earnings per share)	Q2 FY20	Q1 FY20	Q2 FY19	Q/Q	Y/Y
Revenue	$2,579	$2,220	$3,123	Up 16%	Down 17%
Gross margin	59.8%	58.4%	63.3%	Up 140 bps	Down 350 bps
Operating expenses	$970	$938	$818	Up 3%	Up 19%
Operating income	$571	$358	$1,157	Up 59%	Down 51%
Net income	$552	$394	$1,101	Up 40%	Down 50%
Diluted earnings per share	$0.90	$0.64	$1.76	Up 41%	Down 49%

Non-GAAP
($ in millions, except earnings per share)	Q2 FY20	Q1 FY20	Q2 FY19	Q/Q	Y/Y
Revenue	$2,579	$2,220	$3,123	Up 16%	Down 17%
Gross margin	60.1%	59.0%	63.5%	Up 110 bps	Down 340 bps
Operating expenses	$749	$753	$692	Down 1%	Up 8%
Operating income	$802	$557	$1,290	Up 44%	Down 38%
Net income	$762	$543	$1,210	Up 40%	Down 37%
Diluted earnings per share	$1.24	$0.88	$1.94	Up 41%	Down 36%

Revenue by Reportable Segments
($ in millions)	Q2 FY20	Q1 FY20	Q2 FY19	Q/Q	Y/Y
GPU Business	$2,104	$2,022	$2,656	Up 4%	Down 21%
Tegra Processor Business	475	198	467	Up 140%	Up 2%
Total	$2,579	$2,220	$3,123	Up 16%	Down 17%

Revenue by Market Platform
($ in millions)	Q2 FY20	Q1 FY20	Q2 FY19	Q/Q	Y/Y
Gaming	$1,313	$1,055	$1,805	Up 24%	Down 27%
Professional Visualization	291	266	281	Up 9%	Up 4%
Data Center	655	634	760	Up 3%	Down 14%
Automotive	209	166	161	Up 26%	Up 30%
OEM and Other	111	99	116	Up 12%	Down 4%
Total	$2,579	$2,220	$3,123	Up 16%	Down 17%

Revenue
Revenue was $2.58 billion, down 17 percent from a year earlier and up 16 percent sequentially.
GPU business revenue was $2.10 billion, down 21 percent from a year earlier and up 4 percent sequentially.
Tegra™ Processor business revenue - which includes Automotive, SOC modules for gaming platforms, and embedded edge AI platforms - was $475 million, up 2 percent from a year ago and up 140 percent sequentially.
From a market-platforms perspective, Gaming revenue was $1.31 billion, down 27 percent from a year ago and up 24 percent sequentially. The year-on-year decrease reflects a decline in shipments of gaming desktop GPUs and SOC modules for gaming platforms, partially offset by growth in gaming notebook GPUs. The sequential increase reflects growth from SOC modules for gaming platforms, gaming notebook GPUs, and GeForce RTX SUPER™ gaming GPUs.
Professional Visualization revenue was $291 million, up 4 percent from a year earlier and up 9 percent sequentially. The year-on-year and sequential growth reflects strength across mobile workstation products.
Data Center revenue was $655 million, down 14 percent from a year ago and up 3 percent sequentially. The year-on-year decline reflects lower hyperscale revenue. The sequential increase was due to enterprise revenue growth driven by expanding AI workloads.
Automotive revenue was a record $209 million, up 30 percent from a year earlier and up 26 percent sequentially. The year-on-year and sequential growth was primarily driven by a development services agreement in the second quarter of fiscal 2020. The growth in revenue also reflected AI cockpit solutions and other autonomous vehicle development agreements.
OEM and Other revenue was $111 million, down 4 percent from a year ago and up 12 percent sequentially. The sequential increase was primarily due to growth in shipments of embedded edge AI products.
Gross Margin
GAAP gross margin for the second quarter was 59.8 percent, down 350 basis points from a year earlier and up 140 basis points sequentially. Non-GAAP gross margin was 60.1 percent. The year-on-year decrease reflects lower Gaming and Data Center margins driven primarily by product costs. The sequential increase reflects Automotive development services, a favorable mix in Gaming, and lower component costs.
Expenses
GAAP operating expenses were $970 million, including $221 million in stock-based compensation and other charges, up 19 percent from a year earlier and up 3 percent sequentially. Non-GAAP operating expenses were $749 million, up 8 percent from a year earlier and down 1 percent sequentially. The year-on-year increase primarily reflects employee additions and increases in employee compensation and other related costs, including infrastructure costs.
Operating Income
GAAP operating income was $571 million, down 51 percent from a year earlier and up 59 percent sequentially. Non-GAAP operating income was $802 million, down 38 percent from a year earlier and up 44 percent sequentially.

Other Income & Expense and Income Tax

GAAP
($ in millions)	Q2 FY20	Q1 FY20	Q2 FY19
Interest income	$47	$44	$32
Interest expense	(13)	(13)	(14)
Other, net	1	--	5
Total	$35	$31	$23

Non-GAAP
($ in millions)	Q2 FY20	Q1 FY20	Q2 FY19
Interest income	$47	$44	$32
Interest expense	(13)	(13)	(14)
Other, net	1	--	3
Total	$35	$31	$21
Other income and expense, or OI&E, includes interest earned on cash and investments, interest expense associated with corporate bonds, and other gains and losses. GAAP OI&E includes interest expense associated with corporate bonds, interest income from our investment portfolio, and gains or losses from investments. Non-GAAP OI&E excludes the portion of interest expense from the amortization of the debt discount and the gains or losses from certain investments.
GAAP effective tax rate was 8.8 percent, inclusive of excess tax benefits related to stock-based compensation. Non-GAAP effective tax rate was 8.9 percent.
Net Income and EPS
GAAP net income was $552 million and non-GAAP net income was $762 million. GAAP earnings per diluted share were $0.90, down 49 percent from a year earlier and up 41 percent sequentially. Non-GAAP earnings per diluted share were $1.24, down 36 percent from a year earlier and up 41 percent sequentially. The year-on-year decrease reflects lower revenue and gross margin, and higher operating expenses. The sequential increase primarily reflects higher revenue and gross margin.
Capital Return

Capital Return
(in millions)	FY13	FY14	FY15	FY16	FY17	FY18	FY19	YTD FY20
Dividends	$47	$181	$186	$213	$261	$341	$371	$195
Share repurchases:
	$$100	$887	$814	$587	$739	$909	$1,578	$--
Shares	8	62	44	25	15	6	9	--
Our first priority for the company’s cash balance is the purchase of Mellanox Technologies, Ltd. We will return to repurchasing our stock after the close of the Mellanox acquisition. The regulatory approval process for this acquisition is progressing as expected, and we continue to work toward closing the deal by the end of this calendar year.
Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities at the end of the second quarter were $8.47 billion, up from $7.80 billion in the prior quarter. This increase primarily reflects growth in operating cash flow.

Accounts receivable at the end of the quarter was $1.56 billion compared with $1.24 billion in the prior quarter and $1.66 billion a year earlier. DSO at quarter-end was 55 days, up from 51 days in the prior quarter and up from 48 days a year earlier.
Inventory at the end of the quarter was $1.20 billion, down from $1.43 billion in the prior quarter and up from $1.09 billion a year earlier. Outstanding inventory purchase obligations at the end of the quarter were $757 million, down from $782 million in the prior quarter. DSI at quarter-end was 106 days, down from 140 days in the prior quarter and up from 86 days a year earlier.
Cash flow from operating activities was $936 million in the second quarter, up from $720 million in the prior quarter, and up from $913 million a year earlier. The sequential increase reflects growth in operating income partially offset by changes in working capital.
Free cash flow was $823 million in the second quarter, compared with $592 million in the previous quarter and $785 million a year earlier.
Depreciation and amortization expense amounted to $92 million for the second quarter. Capital expenditures were $113 million for the second quarter.
Third Quarter of Fiscal 2020 Outlook
Our outlook for the third quarter of fiscal 2020 is as follows:

•	Revenue is expected to be $2.90 billion, plus or minus 2 percent.

•	GAAP and non-GAAP gross margins are expected to be 62.0 percent and 62.5 percent, respectively, plus or minus 50 basis points.

•	GAAP and non-GAAP operating expenses are expected to be approximately $980 million and $765 million, respectively.

•	GAAP and non-GAAP other income and expense are both expected to be income of approximately $25 million.

•
GAAP and non-GAAP tax rates are both expected to be 10 percent, plus or minus 1 percent, excluding any discrete items. GAAP discrete items include excess tax benefits or deficiencies related to stock-based compensation, which are expected to generate variability on a quarter by quarter basis.

•	Capital expenditures are expected to be approximately $100 million to $120 million.
______________

For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, legal settlement costs, acquisition-related and other costs, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items, where applicable. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: our intended capital return; the priority of NVIDIA’s cash balance being the purchase of Mellanox; NVIDIA returning to repurchasing its stock after the close of the Mellanox acquisition; the regulatory approval process for the Mellanox acquisition progressing and NVIDIA continuing to work toward closing the deal by the end of this calendar year; our financial outlook for the third quarter of fiscal 2020; our expected tax rates for the third quarter of fiscal 2020; variability from excess tax benefits or deficiencies related to stock-based compensation; and our expected capital expenditures for the third quarter of fiscal 2020 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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© 2019 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce RTX SUPER and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	July 28,	April 28,	July 29,	July 28,	July 29,
	2019	2019	2018	2019	2018

GAAP gross profit	$1,541	$1,296	$1,975	$2,837	$4,043
GAAP gross margin	59.8%	58.4%	63.3%	59.1%	63.9%
Stock-based compensation expense (A)	8	4	8	12	16
Legal settlement costs	2	10	—	11	—
Non-GAAP gross profit	$1,551	$1,310	$1,983	$2,860	$4,059
Non-GAAP gross margin	60.1%	59.0%	63.5%	59.6%	64.1%

GAAP operating expenses	$970	$938	$818	$1,908	$1,591
Stock-based compensation expense (A)	(216)	(174)	(124)	(389)	(246)
Acquisition-related and other costs	(5)	(10)	(2)	(15)	(4)
Legal settlement costs	—	(1)	—	(2)	—
Non-GAAP operating expenses	$749	$753	$692	$1,502	$1,341

GAAP income from operations	$571	$358	$1,157	$929	$2,452
Total impact of non-GAAP adjustments to income from operations	231	199	133	429	266
Non-GAAP income from operations	$802	$557	$1,290	$1,358	$2,718

GAAP other income (expense)	$35	$31	$23	$66	$39
Gains from non-affiliated investments	—	—	(2)	—	(8)
Interest expense related to amortization of debt discount	—	—	—	1	1
Non-GAAP other income (expense)	$35	$31	$21	$67	$32

GAAP net income	$552	$394	$1,101	$947	$2,345
Total pre-tax impact of non-GAAP adjustments	231	199	131	430	259
Income tax impact of non-GAAP adjustments (B)	(21)	(50)	(22)	(72)	(109)
Non-GAAP net income	$762	$543	$1,210	$1,305	$2,495

	Three Months Ended			Six Months Ended
	July 28,	April 28,	July 29,	July 28,	July 29,
	2019	2019	2018	2019	2018
Diluted net income per share
GAAP	$0.90	$0.64	$1.76	$1.54	$3.74
Non-GAAP	$1.24	$0.88	$1.94	$2.12	$3.99

Weighted average shares used in diluted net income per share computation
GAAP	616	616	626	616	627
Anti-dilution impact from note hedge	—	—	(1)	—	(1)
Non-GAAP	616	616	625	616	626

GAAP net cash provided by operating activities	$936	$720	$913	$1,656	$2,358
Purchase of property and equipment and intangible assets	(113)	(128)	(128)	(241)	(247)
Free cash flow	$823	$592	$785	$1,415	$2,111

(A) Stock-based compensation consists of the following:
	Three Months Ended			Six Months Ended
	July 28,	April 28,	July 29,	July 28,	July 29,
	2019	2019	2018	2019	2018
Cost of revenue	$8	$4	$8	$12	$16
Research and development	$145	$114	$76	$259	$150
Sales, general and administrative	$71	$60	$48	$130	$96

(B) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q3 FY2020 Outlook
GAAP gross margin	62.0%
Impact of stock-based compensation expense	0.5%
Non-GAAP gross margin	62.5%

Q3 FY2020 Outlook
(In millions)
GAAP operating expenses	$980
Stock-based compensation expense, acquisition-related costs, and other costs	(215)
Non-GAAP operating expenses	$765